Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Q Therapeutics, Inc., a Delaware corporation, (the “Employer”) on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer “), and Deborah Eppstein, Ph.D. (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of the latest date set forth opposite the respective signatures on the signature page hereto (the “Execution Date”).

The Employee’s last day of employment as President & CEO with the Employer is September 8, 2015 (the “Separation Date”). After the Separation Date, the Employee will not represent herself as being President or CEO but will remain as an hourly employee at the rate of $315/hr, with duties as agreed with the CEO and hours reported for each of Employer’s normal pay periods. Notwithstanding the foregoing, Employee will continue to serve on the Employer’s board of directors and while Employee continues to serve on the Employer’s board of directors Employee may represent herself as serving in such capacity and, after termination of her employment with Employer (“Termination Date”), for the period of time in which a consulting agreement is in place between the Parties, a consultant of the Employer but thereafter will not represent herself as being an employee, officer, attorney, agent or representative of the Employer for any purpose. Except as otherwise set forth in this Agreement, as of the Separation Date the Employee will no longer be entitled to any further salary as CEO, but will be paid on an hourly basis as described above and will continue to receive other benefits from the Employer as provided to other employees of Employer, including coverage under any benefits plans or programs sponsored by the Employer, as well as any compensation due to board members.

1. Return of Property. By the Termination Date, the Employee must return all Employer property, including identification cards or badges, access codes or devices, keys, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other Employer property in the Employee’s possession except that Employee may keep her Macbook Air laptop and may keep files that will be useful in her role as a consultant and board member.

2. Employee Representations. In exchange for the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for Employee’s obligations hereunder, the Employee hereby represents that Employee intends to irrevocably and unconditionally fully and forever release and discharge any and all claims Employee may have, have ever had or may in the future have against the Employer that may lawfully be waived and released arising out of or in any way related to Employee’s hire, benefits, employment or separation from employment with the Employer as further explained and in accordance with Section 4. Release. The Employee specifically represents, warrants and confirms that: (a)

Employee has no claims, complaints or actions of any kind filed against the Employer with any court of law, or local, state or federal government or agency; and (b) Employee has been or will be properly paid for all hours worked for the Employer either in cash or through deferral of salary agreed to between Employer and Employee to be paid pursuant to this Agreement, and that all commissions, bonuses and other compensation due to Employee have been paid, or otherwise provided for herein, through and including the Separation Date. Any vested benefits under any of the Employer’s employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents and award agreements. The Employee specifically represents, warrants and confirms that she has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require Employer review and consideration.

Employer specifically represents, warrants and confirms that: (a) Employer has no claims, complaints or actions of any kind against Employee, and (b) Employer will abide by the terms of this Agreement including without limitation Section 3.

3. Separation Benefits. In consideration for the Employee’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Employer agrees to provide the following benefits:

(a) Payment of Accrued but Unpaid Vacation Benefit. As of the Separation Date Employee has accrued vacation benefit in the total sum of $25,229.10, and no further vacation will be accrued. In full satisfaction of this amount, Employer shall first deduct the amounts for payment of mandatory federal and state withholding taxes, and then shall pay the remaining amount to Employee upon the closing a financing of at least $10 million or as otherwise agreed by the board.

(b) Accrued Salary and contribution to Employee’s 401K. As of the Separation Date Employer has accrued $523,020.28 in unpaid salary for Employee. Prior to the Termination Date, which shall be prior to the end of 2015, $39,786.23 of this amount shall be applied as follows: $24,000 as Employee’s contribution into Employee’s 401K account, plus $15,786.24 shall be deducted to satisfy taxes on such. Employer shall match Employee’s 401K contribution in conjunction with Employer’s annual year-end 401K plan reconciliation. In full satisfaction of the remaining $483.234.05 of such accrued but unpaid salary Employer shall pay Employee as follows:

(i) Employer shall pay to Employee the monthly sum of $22,500 payable on the first business day of each month until the accrued but unpaid salary is paid in full, such payments to begin on the earlier to occur of (x) closing a financing in an amount of at least $10 million, (y) the date that Employer commences paying ongoing salaries or cash bonuses to any of its then current CEO, CFO, CTO or VP Clinical Operations, or full ongoing salary to its VP R&D, or (z) upon the decision of the board of directors to commence the monthly payments described herein. Notwithstanding the foregoing, in no event shall the full payment of Employee’s total accrued salary be extended beyond five years from the Execution Date unless the Employee agrees in writing to an extended payment schedule;

(ii) All accrued but unpaid salary shall be paid immediately in full upon the occurrence of a “Change of Control.” A Change of Control shall be deemed to occur if any of the following events occur:

(A)	Any person or entity acquires beneficial ownership, directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the combined voting power of the Employer’s securities;

(B)	Within any twelve (12) month period, the individuals who were Directors of the Employer at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors or the Board of Directors of any successor to the Employer; provided, however, that any Director elected or nominated for election to the Board of Directors by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director;

(C)	The stockholders of the Employer approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Employer which is consummated (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Employer immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power of (i) in the case of a merger or consolidation, the surviving or resulting entity, (ii) in the case of a share exchange, the acquiring entity, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring entity which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of the Employer immediately prior to such Corporate Event; or

(D)	Any other event occurs which the Board of Directors declares to be a Change of Control.

(c) Special Bonus. Employee is eligible for up to $320,932 in additional compensation as part of a Special Bonus. The Special Bonus will be paid to Employee (i) on a pro-rata basis equivalent to the percentage of back bonuses paid to other employees (e.g., if 50% of back bonuses are paid to employees, Employee will receive 50% of the Special Bonus, which is $159,329), or (ii) Employee will be paid at $106,219 a year for 3 years in each year that bonuses are paid to employees on an ongoing basis, until the Special Bonus is paid in full.

Payment of the Special Bonus is contingent upon the Employer’s closing a financing in an amount of at least $10 million or the paying of bonuses to employees as described above, and will not be determined by the Employer and Board until the time of the financing or the Employer’s agreement to pay current or back bonuses to employees.

(d) Installments. Employee shall have option to elect to receive any payments which become due under paragraphs (b) and (c) above in several installments, but only to the extent that such election and deferrals are in compliance with Section 409A of the Internal Revenue Code, as amended.

(e) Continuation of COBRA Benefits. Employer shall pay on Employee’s behalf, should Employee elect COBRA continuation benefits, Employee’s COBRA benefit payment starting the first day of the month following the Termination Date, and continuing for eight months thereafter.

(f) Stock Option Exercise. In the event that any of Employee’s stock options are to expire prior to the payment in full of the obligations set forth in paragraphs (b) and (c) above, then Employer shall pay the exercise price for such stock options on Employee’s behalf and transfer the shares of common stock underlying such stock options to Employee. Additionally, Employer shall pay to Employee a lump sum cash payment sufficient to satisfy any federal and state tax liability that accrues as a result of Employer paying the exercise price for stock options on Employee’s behalf. All sums paid under this paragraph (f) by Employer shall be subtracted from any balance owing to Employee by Employer under paragraphs (b) and (c).

(g) Stock Options. All outstanding Employer stock options held by Employee as of the Termination Date shall be converted to NQSOs at the same exercise price as the prior ISOs and shall be immediately vested as of the Termination Date.

(h) Board Compensation. Beginning on the Termination Date Employee shall be entitled to payment of all board fees and stock option grants that the current nonemployee members of the board of directors are entitled. Any stock option awards shall be pro-rated based on the number of months of the year Employee is serving as a nonemployee director of Employer.

(i) Bankruptcy: In the event the Employer files for bankruptcy or any similar proceeding is instituted by the Employer or by the Employer’s creditors, all compensation to which Employee is entitled as described in paragraphs (a) – (c) above shall be immediately due and payable.

(j) Best Efforts. To the extent that payments which may become due under sections (b) and (c) are dependent on the achievement of a financings or other event, the Employer shall use its best efforts to achieve the financing or other event.

4. Release.

(a) General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and Employee’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer, including parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, calculation of compensation owed, benefits, employment, termination or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008 and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; and (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress. Notwithstanding all of the foregoing provisions, the Employee does not release or discharge the Employer (i) from any of the Employer’s obligations under this Agreement, and (ii) from any indemnification obligations of Employer to Employee including but not limited to her past, present and future serving as a board member, a consultant, and as a prior officer and employee of Employer and as may be otherwise offered pursuant to Employer’s bylaws, all of which Employer agrees to uphold.

However, this general release and waiver of claims excludes, and the Employee does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge or administrative complaint; and (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation (iii) indemnification rights the Employee has against the Employer, including those provided under any indemnification agreement between Employee and Employer; and (iv) any rights to vested benefits, such as pension or retirement benefits.

(b) Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Agreement in its entirety, and understands all of its terms; (ii) the Employee has been advised of and has availed itself of Employee’s right to consult with an attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled, including the obligations of Employer in Section 3; (v) the Employee was given at least forty-five (45) days to consider the terms of this Agreement and consult with an attorney of Employee’s choice, although Employee may sign it sooner if desired; (vi) the Employee understands that Employee has seven (7) days from the date Employee signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to Steve Borst, CEO at the Employer, 615 Arapeen Drive, Suite 102, Salt Lake City, Utah 84108, by e-mail, fax, or overnight delivery before the end of such seven-day period; and (vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement.

5. Effective Date. This Agreement shall not become effective, until the eighth (8th) day after the Employee and the Employer execute this Agreement. Such date shall be the Effective Date of this Agreement. No payments due to the Employee hereunder shall be made or begin before the Effective Date, other than the payment of accrued vacation pursuant to Section 3.

6. Post-termination Obligations and Restrictive Covenants. Employee acknowledges that all post-employment obligations and restrictive covenants set forth in any confidentiality, intellectual property and non-solicitation agreement between Employee and Employer entered into in connection with Employee’s employment with Employer continue in full effect in accordance with their terms.

7. Cooperation. The Parties agree that certain matters in which the Employee has been involved during Employee’s employment may necessitate the Employee’s cooperation with the Employer in the future. Accordingly, for a period of one hundred twenty (120) days following the Separation Date, to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer in connection with matters arising out of the Employee’s service to the Employer; provided that the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities.

8. Non-disparagement. Employee and Employer each agrees and covenants that each shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other Party or its businesses, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to Steve Borst, CEO at the Employer’s offices.

9. Confidentiality. The Employee agrees and covenants that Employee shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to Employee’s attorney, tax advisors and/or immediate family members, or as may be required by law, or disclosures of items that are in the public domain.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to Steve Borst, CFO at the Employer’s offices.

10. Remedies. In the event of a breach or threatened breach by either Party of any of the provisions of this Agreement, the Parties hereby consent and agree that the non-breaching Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11. Successors and Assigns.

(a) Assignment by the Employer

The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns.

(b) Assignment by the Employee

The Employee may not assign this Agreement or any part hereof, except the payment pursuant to Section 3 may be assigned to her heirs. Any other purported assignment by the Employee shall be null and void from the initial date of purported assignment.

12. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Utah without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Utah, County of Salt Lake. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

13. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

14. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by an authorized officer of the Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

16. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18. Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer.

19. Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail, receipted e-mail at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to the Employer, a copy must be provided to the Employer’s General Counsel at the address below.

Q Therapeutics, Inc.

Attn: Steve Borst, CEO

615 Arapeen Drive, Suite 102

Salt Lake City, UT 84108

20. Attorneys’ Fees. Should either Party breach any of the terms of this Agreement or the post-termination obligations herein, to the extent authorized by Utah law, the breaching Party will be responsible for payment of all reasonable attorneys’ fees and costs that the non-breaching Party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

21. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A, and if either Party becomes aware that a payment structure is not in compliance with section 409A, the Parties shall work together to provide a payment structure that does so comply.

22. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

EACH PARTY FURTHER ACKNOWLEDGES THAT THEIR SIGNATURE BELOW IS AN AGREEMENT TO ABIDE BY THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

Q THERAPEUTICS, INC.

By
Name:
Title:
Date:

EMPLOYEE

Signature:
Print Name:	Deborah Eppstein

Date: